Calculation of Filing Fee Tables
S-3
DarioHealth Corp.
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common Stock, $0.0001 par value per share	457(a)	8,772,489	$ 0.58	$ 5,088,043.62	0.0001531	$ 778.98
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 5,088,043.62		$ 778.98
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 778.98
Offering Note
[1]	(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices for a share of the Registrant's Common Stock as reported on the Nasdaq Capital Market on July 29, 2025, which date is a date within five business days of the filing of this registration statement. (2) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions. (3) Represents 8,772,489 shares of the registrant's Common Stock consisting of (i) 4,654,746 shares of the registrant's Common Stock issuable as dividends to the registrant's Series C Preferred Stock, Series C-1 Preferred Stock and Series C-2 Preferred Stock; (ii) 2,003,603 shares of the registrant's Common Stock issuable to certain holders of the registrant's Series B Preferred Stock and Series C Preferred Stock who entered into Amended and Restated Lock Up Agreements with the registrant; and (iii) 2,114,140 shares of the registrant's Common Stock issuable upon exercise of certain Common Stock purchase warrants by the registrant in connection with that certain credit agreement, dated as of April 30, 2025, by and between the registrant and the lender parties signatory thereto.